Exhibit 10.31
Acknowledgement
As you know, on February 23, 2007, the Board of Directors elected you to the office of Executive Vice President, Global Risk & Compliance, such that your full title will be “Executive Vice President, Global Risk & Compliance and Corporate Secretary.” Since your current Employment Agreement, dated September 25, 2006, makes reference to your previous title, this Acknowledgement confirms that any references to your previous title and related duties and responsibilities are replaced by references to your current title — Executive Vice President, Global Risk & Compliance and Corporate Secretary — and the duties and responsibilities associated with such new title. You acknowledge and agree to waive, in this instance only (and only regarding the above changes), the Good Reason clause of Section 5(b) (as defined in Appendix A). Such waiver shall be deemed without prejudice (and without use as precedent) to your assertion now or in the future of Good Reason with respect to any other changes, whether similar to or different from the changes acknowledged hereby.
Except as modified by this Acknowledgement, the terms of your Employment Agreement remain unchanged. Please acknowledge your agreement to these terms by signing the enclosed copy of this letter.

Sincerely,

/s/ Andrew Goodman

Andrew Goodman
Executive Vice President,
Worldwide Human Resources
Agreed to and accepted by:

/s/ Kenneth V. Handal 5/9/07 Kenneth V. Handal